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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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LIONS GATE ENTERTAINMENT CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LIONS GATE ENTERTAINMENT CORP.

250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

SUPPLEMENT TO THE PROXY STATEMENT FOR THE 2014 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS
To Be Held September 9, 2014

The following information supplements and amends the proxy statement (the "Proxy Statement") of Lions Gate Entertainment Corp. ("Lionsgate," the "Company," "we," "us" or "our"), which was filed with the Securities and Exchange Commission on July 29, 2014 and contains information relating to our annual general and special meeting of shareholders (the "Annual Meeting") to be held on Tuesday, September 9, 2014, beginning at 10:00 a.m., local time, at the Shangri-La Hotel, 188 University Avenue, Toronto, Ontario, M5H 0A3, Canada, and to any continuations, adjournments or postponements thereof. All dollar figures contained in this proxy statement are in U.S. dollars, unless otherwise indicated. Capitalized terms used in this Supplement and not otherwise defined have the meaning given to such terms in the Proxy Statement.

This Supplement is being filed to correct certain information that was presented in the Summary Compensation, Outstanding Equity Awards and Grants of Plan-Based Awards tables that were included in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

Only shareholders of record of the Company's common shares (NYSE: LGF) at 5:00 p.m. (Eastern Standard Time) on July 18, 2014 are entitled to receive notice of the Annual Meeting and to vote the common shares that they held on that date at the Annual Meeting, or any continuations, adjournments or postponements of the Annual Meeting.

Summary Compensation Table

The Summary Compensation table below quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for the 2014 fiscal year. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options and restricted share units. The Named Executive Officers also received the other benefits listed in column (i) of the Summary Compensation table, as further described in footnote 3 to the table.

The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of equity awards granted in fiscal 2014, provide information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2014. The Outstanding Equity Awards at Fiscal 2014 Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers' potential realizable value and actual value realized with respect to their equity awards.

Summary Compensation — Fiscal 2012, 2013 and 2014

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(1) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
Jon Feltheimer*	2014	1,465,428	0	14,402,803	41,513,029	8,750,000	0	197,201	66,328,461	*
Chief Executive Officer	2013	1,264,070	6,000,000	3,625,278	0	1,500,000	0	184,535	12,573,883
	2012	1,220,907	5,001,000	121,500	0	0	0	94,169	6,437,576
Michael Burns	2014	1,000,000	0	3,000,000	0	4,400,000	0	78,205	8,478,205
Vice Chairman	2013	970,962	4,000,000	7,900,172	13,995,430	1,300,000	0	33,484	28,200,048
	2012	950,000	4,001,000	603,199	0	0	0	16,292	5,570,491
James W. Barge	2014	381,538	1,100,000	936,250	2,597,054	0	0	477	5,015,319
Chief Financial Officer
Steven Beeks	2014	900,000	0	0	0	825,000	0	3,657	1,728,657
Co-Chief Operating	2013	900,000	850,000	0	0	0	0	5,960	1,755,960
Officer and President, Motion Picture Group	2012	750,000	1,001,000	1,430,000	1,312,500	0	0	6,635	4,500,135
Brian Goldsmith	2014	750,000	0	936,500	989,490	825,000	0	2,932	3,503,922
Co-Chief Operating Officer	2013	750,000	537,500	1,182,000	756,625	187,500	0	2,960	3,416,585
James Keegan	2014	273,077	0	1,393,411	255,613	0	0	634,801	2,556,902
Former Chief Financial	2013	499,439	300,250	0	221,275	0	0	2,960	1,023,924
Officer	2012	475,000	401,000	738,600	0	0	0	2,960	1,617,560

*
Because the Company entered into a new employment agreement with Mr. Feltheimer during fiscal 2014, the compensation for Mr. Feltheimer reported in the table for fiscal 2014 is significantly higher than his compensation reported for prior fiscal years and the compensation we expect will be reported for him for future fiscal years. Accordingly, even though the equity awards granted to Mr. Feltheimer vest over a four year period, as specified below, under applicable SEC rules, the full grant date fair value of equity awards (as determined for accounting purposes) is required to be reported in the table as compensation for the fiscal year in which the award was granted. This amount includes the grant date fair value of options and restricted share units that have not yet vested and for which Mr. Feltheimer has not realized any financial benefit. Specifically, such amount includes: (i) an option to purchase 2,000,000 of our common shares with an exercise price of $26.55, of which 500,000 vested on May 23, 2014 and 1,500,000 vest in three equal installments on May 23, 2015, May 23, 2016 and May 23, 2017 (which, using a Black-Scholes option pricing model, values such options at $12.21 per share, resulting in an aggregate value of $24,425,846); (ii) an option to purchase 1,250,000 of our common shares with an exercise price of $31.72, of which 312,500 vested on May 23, 2014 and 937,500 vest in three equal installments on May 23, 2015, May 23, 2016 and May 23, 2017 (which, using a Black-Scholes option pricing model, values such options at $13.67 per share, resulting in an aggregate value of $17,087,183); and (iii) an aggregate of 294,971 restricted share units, of which 73,743 vested on May 23, 2014 and 221,228 vest in three equal installments on May 23, 2015, May 23, 2016 and May 23, 2017. For further information see Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal 2014 Year-End tables below.

(1)
For a description of the performance criteria and other factors used to determine the bonus amounts for fiscal 2014, see Compensation Discussion and Analysis above and the description of each Named Executive Officer's employment agreement with the Company under Description of Employment Agreements below. As noted above, the portion of the fiscal 2014 bonuses for Messrs. Feltheimer and Burns that the Compensation Committee determined after the end of the fiscal year would be paid in the form of an equity award will be reported as compensation for fiscal 2015 in accordance with SEC rules. In addition to the fiscal 2014 bonuses, column (g) includes bonuses of $750,000 for Mr. Feltheimer and $1,400,000 for Mr. Burns awarded to each executive in fiscal 2014 pursuant to his employment agreement based on the Company's achievement of specified stock price levels. The amount in column (d) for Mr. Barge represents a bonus under his new employment agreement with the Company in fiscal 2014 in recognition of certain consulting services provided prior to his commencing employment.

(2)
The amounts reported in columns (e) and (f) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company's financial statements. Under SEC rules, the entire grant date value of these awards is reported as compensation for the Named Executive Officer for the fiscal year in which the award was granted. Accordingly, these columns include amounts for awards that have not yet vested and for which the executive may not have realized any financial benefit. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 12 to the Company's Audited Consolidated Financial Statements, included as part of the Company's 2014 Annual Reports filed on Form 10-K filed with the SEC on May 29, 2014. With respect to performance-based stock awards granted to Mr. Feltheimer in April 2013, this award has been included in this column based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the award, as determined under generally accepted accounting principles. The same amount would have been included in this column for this award if they had been reported assuming the highest level of performance conditions had been achieved.

As described in the Compensation Discussion and Analysis above under Long-Term Incentive Awards, the Compensation Committee approved certain grants of options and/or restricted stock units to Mr. Barge, Mr. Beeks and Mr. Goldsmith that would vest based on such Company and/or individual performance criteria determined by the Compensation Committee in consultation with Mr. Feltheimer for each of the 12-month performance periods covered by these awards (with a tranche of each award being allocated to each of the performance periods for that award). The grant date for accounting purposes for each portion of the award occurs at the end of the applicable performance period when it is determined whether the performance criteria applicable to that portion of the award have been met. Under SEC rules, the value of equity awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs. Accordingly, the portion of each executive's award allocated to a 12-month performance period then ended during fiscal 2014 is reported as compensation for fiscal 2014, and the portion of each award allocated to a performance period that will end during fiscal 2015 will be reported in the executive compensation tables in next year's proxy as compensation for fiscal 2015.

(3)
The following table outlines the amounts included in All Other Compensation in column (i) of the Summary Compensation table for the Named Executive Officers in fiscal 2014:

Name	Year	401(k) Contribution	Term Life Insurance Premiums	Automobile Allowance	Miscellaneous		Tax Payments for Disability Benefits	Total
			(a)		(b)
Jon Feltheimer	2014	$1,000	$1,200	—	$194,269		$732	$197,201
Michael Burns	2014	$1,000	$1,200	$13,332	$61,941		$732	$78,205
James W. Barge	2014	—	$240	—	—		$237	$477
Steven Beeks	2014	$1,000	$1,200	—	$725		$732	$3,657
Brian Goldsmith	2014	$1,000	$1,200	—	—		$732	$2,932
James Keegan	2014	—	$600	—	$633,831	(c)	$370	$634,801

(a)
The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays are taxable as income to the applicable officer. This insurance is not split-dollar life insurance.

(b)
For Mr. Feltheimer, the amount in this column for fiscal 2014 includes $23,884 in club membership dues and $170,385 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $54,750 reimbursed to the Company by Mr. Feltheimer). For Mr. Burns, the amount in this column for fiscal 2014 $61,941 in incremental costs for the personal use of the Company-leased aircraft (net of approximately $18,750 reimbursed to the Company by Mr. Burns). Personal use of the aircraft is valued using an incremental cost method that takes into account variable cost per flight hour, as well as other direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees and other direct operating costs. Incremental costs do not include certain fixed costs that do not change based on usage (e.g., maintenance not related to personal trips, flight crew salaries and depreciation).

(c)
Effective October 1, 2013 retired as the Company's Chief Financial Officer. Mr. Keegan entered into a retirement and consulting services agreement pursuant to which Mr. Keegan received a severance payment of $525,000 and continued health care coverage for up to thirty-six (36) months, and, in consideration for providing certain finance consulting services commencing October 1, 2013 and ending January 3, 2014, $33,333 per month and acceleration of all his currently outstanding and unvested restricted share units and options.

Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the Named Executive Officers during fiscal 2014. Each of the equity-based awards was granted under the 2012 Plan, which has been approved by our shareholders. For information concerning the non-equity incentive plan awards granted during fiscal 2014, please see Compensation Discussion and Analysis above.

Grants of Plan-Based Awards — Fiscal 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Units (#) (i)	Options (#) (j)	Awards ($/Sh) (k)	Awards ($)(1) (l)
Jon Feltheimer	4/1/2013		—	—	—	—	152,679	—	—	—	—	3,580,323
	4/5/2013		—	—	—	—	—	—	107,574	—	—	2,500,000
	5/23/2013		—	—	—	—	—	—	200,000	—	—	5,310,000
	5/23/2013		—	—	—	—	—	—	—	2,000,000	26.55	24,425,846
	1/2/2014		—	—	—	—	—	—	—	1,250,000	31.72	17,087,183
	1/2/2014		—	—	—	—	—	—	94,971	—	—	3,012,480
	N/A		—	1,500,000	10,000,000	—	—	—	—	—	—	—
Michael Burns	4/5/2013		—	—	—	—	—	—	129,089	—	—	3,000,000
	N/A		—	500,000	10,000,000	—	—	—	—	—	—	—
James W. Barge	9/16/2013		—	—	—	—	—	—	25,000	—	—	936,250
	9/16/2013		—	—	—	—	—	—	—	175,000	37.45	2,597,054
Steven Beeks	N/A		—	450,000	3,000,000	—	—	—	—	—	—	—
Brian Goldsmith	10/3/2013		—	—	—	—	25,000	—	—	—	—	936,500
	10/3/2013		—	—	—	—	41,667	—	—	—	15.76	989,490
	N/A		—	375,000	3,000,000	—	—	—	—	—	—	—
James Keegan	6/21/2013		—	—	—	—	—	—	1,767	—	—	50,000
	N/A		—	150,000	3,000,000	—	—	—	—	—	—	—
	10/1/2013	(2)	—	—	—	—	—	—	40,000	—	—	1,343,411
	10/1/2013	(2)	—	—	—	—	—	—	—	25,000	23.27	255,613

(1)
The amounts reported in column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company's financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (l), see footnote (2) to the Summary Compensation table.

(2)
As noted above, Mr. Keegan retired as an employee of the Company, effective October 1, 2013. These entries reflect the value, as determined in accordance with generally accepted accounting principles, attributable to his outstanding equity awards that accelerated upon his retirement pursuant to his retirement and consulting agreement with the Company.

Outstanding Equity Awards

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of March 31, 2014, including the vesting dates for the portions of these awards that had not vested as of that date.

Outstanding Equity Awards at Fiscal 2014 Year-end

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Jon Feltheimer	1,050,000	—		—	10.04	9/20/2016	—		—	—	—
	—	2,000,000	(2)	—	26.55	5/23/2023	—		—	—	—
	—	1,250,000	(3)	—	31.72	5/23/2023	—		—	—	—
	—	—		—	—	—	471,884	(4)	12,613,459	—	—
Michael Burns	1,050,000	—		—	9.31	9/11/2016	—		—	—	—
	464,286	1,392,857	(5)	—	16.09	10/30/2022	—		—	—	—
	—	—		—	—	—	121,734	(6)	3,253,950	—	—
	—	—		—	—	—	105,063	(7)	2,808,333	—	—
James W. Barge	—	175,000	(8)	—	37.45	9/16/2023	—		—	—	—
	—	—		—	—	—	25,000	(9)	668,250	—	—
Steven Beeks	108,333	41,667	(10)	—	13.80	3/5/2022	—		—	—	—
	—	—		—	—	—	19,386	(11)	518,188	—	—
Brian Goldsmith	83,334	83,333	(12)	—	15.76	10/3/2022	—		—	—	—
	—	—		—	—	—	53,333	(13)	1,425,591	—	—

(1)
The dollar amounts shown in columns (h) and (j) are determined by multiplying the number of shares or units reported in columns (g) and (i), respectively, by $26.73, the closing price of our common shares on March 31, 2014 (the last trading day of fiscal 2014).

(2)
Represents an option to purchase 2,000,000 of our common shares, of which 500,000 vested on May 23, 2014 and 1,500,000 is scheduled to vest in three equal installments on May 23, 2015, May 23, 2016 and May 23, 2017.

(3)
Represents an option to purchase 1,250,000 of our common shares, of which 312,500 vested on May 23, 2014 and 937,500 is scheduled to vest in three equal installments on May 23, 2015, May 23, 2016 and May 23, 2017.

(4)
Of these time-based restricted share units, 2,719 vested on June 8, 2014, 152,679 vested on April 7, 2014, 7,172 vested on April 5, 2014, 73,743 vested on May 23, 2014, 14,343 are scheduled to vest in two equal annual installments on April 5, 2015 and April 5, 2016, and 221,228 are scheduled to vest in three equal installments on May 23, 2015, May 23, 2016 and May 23, 2017.

(5)
Represents an option to purchase 1,392,857 of our common shares which is scheduled to vest in three equal installments on October 30, 2014, October 30, 2015 and October 30, 2016.

(6)
Of these time-based restricted share units, 2,719 vested on June 8, 2014, 7,172 vested on April 5, 2014, 14,343 are scheduled to vest in two equal annual installments on April 5, 2015 and April 5, 2016 and 97,500 are scheduled to vest in three equal annual installments on October 30, 2014, October 30, 2015 and October 30, 2016.

(7)
As per the terms of an employment agreement dated October 30, 2012, Mr. Burns has the right to receive, on the first day following each three month anniversary of November 2, 2012 that occurs during the term of the agreement, a number of our common shares equivalent to $187,500, calculated using the closing price of our common shares on the last trading day immediately prior to the respective quarterly issuance date. The amount reported in column (g) represents the projected number of our common shares that would be delivered through the remainder of the term of the employment agreement based on the $26.73 closing price of our common shares on March 31, 2014, and the amount reported in column (h) represents the value of such award through the remaining term of the agreement.

(8)
Represents an option to purchase 175,000 of our common shares which is scheduled to vest in four equal installments on September 16, 2014, September 16, 2015, September 16, 2016 and September 16, 2017.

(9)
Time-based restricted share units that are scheduled to vest in four equal annual installments on September 16, 2014, September 16, 2015, September 16, 2016 and September 16, 2017.

(10)
Represents an option to purchase 41,667 of our common shares which is scheduled to vest on March 5, 2015.

(11)
Of these time-based restricted share units, 2,719 vested on June 8, 2014 and 16,667 are scheduled to vest on March 5, 2015.

(12)
Represents an option to purchase 83,333 of our common shares which is scheduled to vest in two equal installments on October 3, 2014 and September 30, 2015.

(13)
Of these time-based restricted share units, 3,333 vested on June 27, 2014 and 50,000 are scheduled to vest in two equal annual installments on October 3, 2014 and September 30, 2015.

QuickLinks

  Summary Compensation Table
  Summary Compensation — Fiscal 2012, 2013 and 2014
  Grants of Plan-Based Awards
  Grants of Plan-Based Awards — Fiscal 2014
  Outstanding Equity Awards
  Outstanding Equity Awards at Fiscal 2014 Year-end